UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2017 (July 27, 2017)

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact name of Registrant as Specified in Its Charter)

Ohio	1-34004	61-1551890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9721 Sherrill Boulevard Knoxville, Tennessee	37932
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (865) 694-2700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement

Merger Agreement

On July 30, 2017, Scripps Networks Interactive, Inc., an Ohio Corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Discovery Communications, Inc., a Delaware corporation (“Discovery”), and Skylight Merger Sub Inc., a direct wholly owned subsidiary of Discovery (“Merger Sub”).

Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger. The transaction is valued at approximately $14.6 billion.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each Common Voting Share, par value $0.01 per share, of the Company (the “Common Voting Shares”) and each Class A Common Share, par value $0.01 per share, of the Company (the “Class A Shares” and, together with the Common Voting Shares, the “Shares”) issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares owned by Discovery or Merger Sub and (ii) Shares owned by shareholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Ohio law) will be converted into the right to receive $63.00 per share in cash and $27.00 per share in Discovery’s Series C Common Shares (“Series C Shares”), based on Discovery’s July 21, 2017 closing price (the “Merger Consideration”).

The stock portion of the Merger Consideration will be subject to a collar based on the volume weighted average price of Discovery’s Series C Common Shares measured cumulatively over the 15 trading days ending on the third trading day prior to closing (the “Average Discovery Price”). Holders of Shares will receive 1.2096 Series C Shares if the Average Discovery Price is less than $22.32, and 0.9408 Series C Shares if the Average Discovery Price is greater than $28.70. If the Average Discovery Price is greater than or equal to $22.32 but less than or equal to $28.70, holders of Shares will receive a number of Series C Shares between 1.2096 and 0.9408 equal to $27.00 in value. If the Average Discovery Price is between $22.32 and $25.51, Discovery has the option to pay additional cash instead of issuing more shares.

Conditions to the Merger

The obligation of the Company and Discovery to consummate the transactions contemplated by the Merger Agreement is subject to a number of conditions, including, among other things and as further described in the Merger Agreement: (i) the receipt of shareholder approval by shareholders of Discovery of the issuance of the Series C Shares by Discovery, (ii) the receipt of shareholder approval by shareholders of Discovery of the Merger and the Merger Agreement, (iii) certain Required Governmental Consents (as defined in the Merger Agreement), (iv) the absence of specified adverse laws or orders, (v) the Series C Shares being approved for listing on the NASDAQ Stock Market, (vi) the SEC declaring the registration statement on Form S-4 relating to the Merger effective, (vii) the representations and warranties of the Company and Discovery being true and correct, subject to the materiality standards contained in the Merger Agreement, (viii) the parties having complied in al material respects with their respective obligations under the Merger Agreement and (ix) no Company Material Adverse Effect or Parent Material Adverse Effect (each as defined in the Merger Agreement) having occurred since signing of the Merger Agreement.

Representations and Warranties; Covenants

The Merger Agreement contains customary representations and warranties given by the Company, Discovery and Merger Sub. The Merger Agreement also contains customary pre-closing covenants, including the obligation of the Company to conduct its businesses in the ordinary course consistent with past practice and to refrain from taking specified actions without the consent of Discovery.

The Company is restricted, under the Merger Agreement, from soliciting and/or negotiating with third parties regarding an alternative acquisition proposal. However, subject to certain conditions, if the Company determines that an alternative acquisition proposal constitutes or would reasonably be expected to result in a Company Superior Proposal (as defined in the Merger Agreement), the Company may engage or participate in discussions or negotiations with such third party making the proposal and if the Company determines that such proposal constitutes a Company Superior Proposal (subject to certain matching rights), pay the termination fee and terminate the Merger Agreement. Discovery is also restricted from soliciting and/or negotiating with third parties regarding a transaction involving Discovery.

Termination and Termination Fees

The Merger Agreement contains customary termination rights for either party, including (i) mutual consent, (ii) failure to complete the Merger by July 30, 2018, or (iii) if the Company’s shareholders fail to adopt the Merger Agreement or Discovery’s shareholders fail to approve the issuance of the Series C Shares, or (iv) as a result of law or order that prohibits the consummation of the Merger.

The Merger Agreement provides customary termination rights for the benefit of the Company, including (i) if the Discovery board of directors changes its recommendation in relation to the Merger, (ii) for a breach of any representation, warranty, covenant or agreement made by Discovery under the Merger Agreement (subject to certain procedures and materiality exceptions), or (iii) if, prior to the Company shareholder approval being obtained, the Company’s board of directors authorizes the Company to enter into an alternative acquisition agreement in connection with a Company Superior Proposal. Under the Merger Agreement, the Company will pay a termination fee of $356 million if the Merger Agreement is terminated due to the Company’s board of directors changing its recommendation or if the Company terminates the Merger Agreement to enter into an agreement for a Company Superior Proposal.

The Merger Agreement also provides certain customary termination rights of Discovery, including (i) if the Company’s board of directors changes its recommendation in relation to the Merger or (ii) for a breach of any representation, warrant, covenant or agreement made by the Company under the Merger Agreement (subject to certain procedures and materiality exceptions). Discovery does not have an equivalent termination right to the Company’s right to terminate to enter into an agreement for a Superior Proposal. Under the Merger Agreement, Discovery would pay a termination fee of $356 million if the Merger Agreement is terminated due to the Discovery board of directors changing its recommendation.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. A copy of the Merger Agreement has been included to provide shareholders with information regarding its terms and is not intended to provide any factual information about the Company or Discovery.

The Merger Agreement contains representations and warranties by the Company and Discovery with respect to matters as of specified dates. The representations and warranties reflect negotiations between the parties to the Merger Agreement and are not intended as statements of fact to be relied upon by the Company’s shareholders; in certain cases, the representations and warranties merely represent risk-allocation decisions among the parties; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by shareholders. As such, the representations and warranties are solely for the benefit of the parties to the Merger Agreement and may be limited or modified by a variety of factors, including: subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and disclosure schedules to the Merger Agreement. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time and you should not rely on them as statements of fact. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Employment Agreements – Executive Officers

On July 28, 2017, the Company entered into amendments (the “Amendments”) to the employment agreements of Burton Jablin and Mark Hale, each of whom is a named executive officer. The Amendments provide for a one-year extension of the term through December 31, 2018 of Mr. Hale and Mr. Jablin’s employment agreements. In addition, under Mr. Jablin’s amendment, he will receive an annual base salary of not less than $1,500,000, with a target annual incentive opportunity of 150% of his base salary.

The Company also entered into a new employment agreement (the “Employment Agreement”) appointing Lori Hickok to the position of Executive Vice President, Chief Financial & Development Officer. The terms of the Employment Agreement are retroactive to July 1, 2017, continuing until December 31, 2020. Under the Employment Agreement, Ms. Hickok will receive an annual base salary of not less than $875,000, with a target annual incentive opportunity of 85% of her base salary.

The foregoing description of the Amendments and the Employment Agreement is qualified in its entirety by reference to the full Amendments. Copies of the full Amendments will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Amendments to Change in Control Plans and Executive Severance Plan

On July 27, 2017, the Company amended and restated its Executive Change in Control Plan and its 2012 Executive Change in Control Plan (together, the “CIC Plans”), and amended its Executive Severance Plan (the “Severance Plan”). The amendments to the CIC Plans provide that (i) the CIC Plans may not be amended or terminated following the announcement of the Merger and for two years following the consummation of the Merger, (ii) clarify that severance amounts include payment of a prorated annual bonus in respect of the year of termination, and (iii) clarify that “Good Reason” termination protection applies to individuals who voluntarily terminate their employment on the basis of a Good Reason termination event on or after attaining retirement age. The amendments to the Severance Plan provide (i) that the Severance Plan may not be amended or terminated following the announcement of the Merger and for two years following the consummation of the Merger and (ii) clarify that “Good Reason” termination protection applies to individuals who terminate their employment on the basis of a Good Reason termination event on or after attaining retirement age. Each of the Company’s named executive officers participate in the CIC Plans and the Severance Plan.

The foregoing description is qualified in its entirety by reference to the full CIC Plans and Severance Plan. Copies of the CIC Plans and Severance Plan will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

Item 7.01. Regulation FD Disclosure

On July 31, 2017, the Company and Discovery issued a joint press release announcing the execution of the Merger Agreement described above. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01. Other Events

Concurrently with the execution of the Merger Agreement, the Company and Discovery entered into voting agreements with John C. Malone (“Malone Voting Agreement”) and Advance/Newhouse Programming Partnership (“Newhouse Voting Agreement”), pursuant to which, among other things, John C. Malone and the

Advance/Newhouse Programming Partnership agreed to vote in favor of the issuance of the Series C Shares by Discovery. Concurrently with the execution of the Merger Agreement, Discovery entered into a voting agreement with certain Scripps family shareholders of the Company pursuant to which, among other things, the Scripps family shareholders agreed to vote in favor the Merger and the transactions contemplated by the Merger Agreement.

The foregoing summaries of the Malone Voting Agreement and the Newhouse Voting Agreement do not purport to be complete descriptions and are qualified in their entirety by reference to the full text of the Malone Voting Agreement and the Newhouse Voting Agreement, each of which is attached hereto as Exhibits 99.2 and 99.3, respectively, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

The following exhibits are filed as part of this Report:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 30, 2017, among Scripps Networks Interactive, Inc., Discovery Communications, Inc. and Skylight Merger Sub Inc.

99.1	Press Release, dated July 31, 2017

99.2	Voting Agreement, dated July 30, 2017, among Scripps Networks Interactive, Inc., Discovery Communications, Inc. and John C. Malone

99.3	Voting Agreement, dated July 30, 2017, among Scripps Networks Interactive, Inc., Discovery Communications, Inc. and Advance/Newhouse Programming Partnership

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction with the Company, Discovery will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a joint proxy statement of the Company and Discovery and that also will constitute a prospectus of Discovery. The Company and Discovery may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the joint proxy statement/prospectus or registration statement or any other document which the Company or Discovery may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by the Company or Discovery through the web site maintained by the SEC at www.sec.gov, the Company website at www.scrippsnetworksinteractive.com, or Discovery’s website at
https://corporate.discovery.com/contact/investor-relations/. In addition, the documents (when available) may be obtained free of charge by contacting the investor relations department of the Company or Discovery at the following:

Scripps Network Interactive, Inc.	Discovery Communications, Inc.
Toll-Free: 877-282-6540 Outside US: 651-450-4064 Email: mgallentine@scrippsnetworks.com	Toll-Free: 877-234-5850 Outside US: (212) 548-5882 Email: email investor_relations@discovery.com

Participants in the Solicitation

The Company, Discovery and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is set forth in the Company’s Form 10-K filed on February 24, 2017 and its proxy statement filed on March 29, 2017, which are filed with the SEC. Information regarding Discovery’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is set forth in Discovery’s Form 10-K filed on February 14, 2017 and its proxy statement filed on April 5, 2017, which are filed with the SEC. A more complete description will be available in the registration statement on Form S-4 and the joint proxy statement/prospectus.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Notes on Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate such transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations and other conditions to the completion of the merger, (ii) the ability of the Company and Discovery to integrate the business successfully and to achieve anticipated synergies, risks and costs and pursuit and/or implementation of the potential separation, including timing anticipated, any changes to the configuration of businesses included in the potential separation if implemented, (iii) potential litigation relating to the proposed transaction that could be instituted against the Company, Discovery or their respective directors, (iv) the risk that disruptions from the proposed transaction will harm the Company’s or Discovery’s business, including current plans and operations, (v) the ability of the Company or Discovery to retain and hire key personnel, (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, (vii) uncertainty as to the long-term value of Discovery’s common stock, (viii) continued availability of capital and financing and rating agency actions, (ix) legislative, regulatory and economic developments and (x) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the registration statement on Form S-4 that will be filed with the SEC in connection with the proposed merger. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s or Discovery’s consolidated financial condition, results of operations, credit rating or liquidity. Neither the Company nor Discovery assumes any obligation to publicly provide revisions or updates to any forward looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.
Date: July 31, 2017	By:	/s/ Cynthia L. Gibson
Cynthia L. Gibson
Executive Vice President, Chief Legal and Business Affairs Officer

Exhibit Index

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of July 30, 2017, among Scripps Networks Interactive, Inc., Discovery Communications, Inc. and Skylight Merger Sub Inc.

99.1	Press Release, dated July 31, 2017

99.2	Voting Agreement, dated July 30, 2017, among Scripps Networks Interactive, Inc., Discovery Communications, Inc. and John C. Malone

99.3	Voting Agreement, dated July 30, 2017, among Scripps Networks Interactive, Inc., Discovery Communications, Inc. and Advance/Newhouse Programming Partnership